EXHIBIT 99.1

NB&T Financial Group, Inc. (Nasdaq: NBTF), parent company of The National Bank and Trust Company, Wilmington, Ohio, announced net income for the first quarter of 2008 of $1.0 million, or $.32 per diluted share, which is comparable to the level of earnings achieved in the first quarter of 2007. In addition, the Board of Directors authorized extending the current stock repurchase plan to April 30, 2009.

Net interest income was $4.5 million for the first quarter of 2008, an increase of $72,000 compared to the first quarter of 2007. Net interest margin increased to 3.73% for the first quarter of 2008 from 3.55% for the first quarter of 2007. Interest income declined to $7.5 million for the first quarter of 2008 from $8.0 million for the same quarter last year. Average interest-earning assets decreased approximately 4.0% to $480.4 million, and the average yield decreased from 6.50% for the first quarter of 2007 to 6.27% for the first quarter of 2008 due to slower loan volume and reinvestment of funds into lower-yielding short-term investments. Total interest expense decreased $597,000 to $3.0 million during the first quarter of 2008 from $3.6 million for the same quarter last year. Average interest-bearing liabilities decreased 4.9% from last year to $404.5 million, and their cost decreased to 3.02% during the first quarter of 2008 from 3.46% for the same quarter last year.

Commenting on these results, President & C.E.O. John J. Limbert said, “Overall, we are pleased with the results for the quarter. We would like to see more loan growth, but we are not sacrificing quality for growth, especially when the economy may be in recession.”

The provision for loan losses was $95,000 in the first quarter of 2008 and $5,000 in the first quarter of 2007. Net charge-offs were $155,000, or 0.18% of total average loans, in the first quarter of 2008, compared to $154,000, or 0.15% of total average loans, in the first quarter of 2007. Non-performing loans totaled $3.3 million at March 31, 2008, compared to $9.5 million at March 31, 2007. The allowance for loan losses to total loans was 1.03% at March 31, 2008, compared to 1.15% at March 31, 2007.

Total non-interest income was $2.3 million for the first quarter of 2008, compared to $2.0 million for the same quarter last year. The increase is largely due to increased deposit service charges and NSF fees, higher experience rating fees received by the Company’s Insurance Agency subsidiary and a gain of approximately $116,000 on the mandatory redemption of Visa shares as a result of the Visa initial public offering.

Total non-interest expense was $5.4 million for the first quarter of 2008, compared to $5.2 million for the first quarter of 2007. The increase in non-interest expense is largely due to the increased personnel and occupancy costs of approximately $137,000 associated with opening two new branches in the first quarter of 2008.

On March 18, 2008 the Board of Directors declared a dividend of $0.29 per share, payable April 14, 2008 to shareholders of record on March 31, 2008. This dividend represents a 3.6% increase from the first quarter of 2007. In addition, at its regular meeting today, the Board of Directors authorized extending the Company’s current stock repurchase plan to April 30, 2009. In April 2007, the Board authorized the repurchase of 170,000 shares over one year. Approximately 104,000 shares remain eligible for repurchase under the extended plan.

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

(Unaudited)

	Three Months Ending
	3/31/2008	12/31/2007	9/30/2007	6/30/2007	3/31/2007
Statements of Income
Interest income	$7,491	$8,077	$8,226	$8,627	$8,016
Interest expense	3,036	3,325	3,640	3,678	3,633

Net interest income	4,455	4,752	4,586	4,949	4,383
Provision for loan losses	95	(45)	30	145	5
Total non-interest income	2,277	2,043	2,020	2,148	2,031
Total non-interest expenses	5,390	5,402	5,324	5,382	5,207

Income before income taxes	1,247	1,438	1,252	1,570	1,202
Income taxes	230	286	223	323	196

Net income	$1,017	$1,152	$1,029	$1,247	$1,006

Per Share Data
Basic earnings per share	$0.32	$0.36	$0.32	$0.39	$0.32
Diluted earnings per share	0.32	0.36	0.32	0.39	0.32
Dividends per share	0.29	0.28	0.28	0.28	0.28
Book value at quarter end	18.69	18.52	18.35	18.15	18.12
Average basic shares outstanding	3,139	3,182	3,182	3,189	3,186
Average diluted shares outstanding	3,140	3,183	3,183	3,191	3,186

Balance Sheet Items (Quarter End)
Total assets	$529,663	$518,922	$528,524	$540,814	$546,912
Securities	89,311	89,285	86,705	79,573	79,104
Loans, including loans held for sale	341,920	359,266	374,127	384,983	402,281
Allowance for loan losses	3,534	3,594	3,824	3,993	4,614
Deposits	425,893	420,254	428,895	443,421	447,048
Borrowings	40,606	35,532	36,801	36,125	37,601
Total shareholders’ equity	59,260	58,883	59,112	58,545	58,517

Assets Under Management
Total assets	$529,663	$518,922	$528,524	$540,814	$546,912
Cash management sweep accounts	70,938	54,012	54,659	41,881	39,703
Market value of trust assets	197,279	203,286	201,657	188,597	183,332

Total assets under management	797,880	776,220	784,840	771,292	769,947

Selected Financial Ratios
Return on average assets	0.78%	0.86%	0.76%	0.91%	0.73%
Return on average equity	6.92	7.70	6.93	8.50	6.97
Dividend payout ratio	90.63	77.78	87.50	71.79	87.50
Net interest margin	3.73	3.89	3.70	3.98	3.55
Non-interest expense to total revenue	80.07	79.50	80.59	75.83	81.18
Average loans to average total assets	66.21	68.72	71.02	72.79	74.15
Average equity to average total assets	11.23	11.20	10.98	10.88	10.71
Non-performing loans to total loans	0.96	0.55	0.92	0.86	2.37
Loan loss allowance to total loans	1.03	1.00	1.02	1.04	1.15
Loan loss allowance to non-performing loans	107.32	181.33	111.36	120.38	48.35
Net charge-offs to average loans	0.18	0.20	0.21	0.78	0.15